UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): November 7, 2013 (November 1, 2013)

Corrections Corporation of America

(Exact name of registrant as specified in its charter)

Maryland	001-16109	62-1763875
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

10 Burton Hills Boulevard, Nashville, Tennessee 37215

(Address of principal executive offices) (Zip Code)

(615) 263-3000

(Registrant’s telephone number, including area code)

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01 Other Events.

Effective November 1, 2013, the Board of Directors of Corrections Corporation of America (the “Company”) appointed Kimberly M. White to serve as Senior Vice President, Human Resources of the Company. Prior to such appointment, Ms. White served as Vice President, Correctional Programs, where she oversaw inmate rehabilitation and re-entry programs, along with operational staffing, classification and security practices. Ms. White joined the Company in 2012 after serving 26 years with the Federal Bureau of Prisons in a wide variety of operational roles in the areas of institutional operations, staffing and inmate programs. Ms. White holds a bachelor’s degree in corrections and criminal justice and a master’s degree in correctional criminology and juvenile justice, both from Kent State University. She has also completed Harvard University’s Executive Education Program for senior managers in government.

Effective November 1, 2013, the Board of Directors of the Company also appointed Lucibeth N. Mayberry to serve as Senior Vice President, Real Estate of the Company. In this role, Ms. Mayberry will be responsible for land purchases and development; design and construction of correctional properties; and maintenance, capital projects and energy management of the Company’s properties. Ms. Mayberry previously served as Vice President, Deputy Chief Development Officer since August 2008. Prior to joining the Company, Ms. Mayberry served as a senior associate at the law firm Stokes, Bartholomew, Evans and Petree in Nashville. Ms. Mayberry earned a bachelor’s degree from the University of Tennessee, a law degree from Vanderbilt University, and a Master of Laws in Taxation from the University of Florida.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.

Date: November 7, 2013	CORRECTIONS CORPORATION OF AMERICA

	By:	/s/ Todd J Mullenger

Todd J Mullenger Executive Vice President and Chief Financial Officer